Exhibit 10.1

BECKMAN COULTER, INC.

MANAGEMENT INCENTIVE PLAN

This document sets forth the terms of the Management Incentive Plan (the “Plan”) of Beckman Coulter, Inc. (the “Company”). With respect to the 162(m) participants (as defined below), the Plan is adopted under Section 5.2 of the Company’s 2007 Long-Term Performance Plan (the “2007 Plan”).

Operation of the Plan

Potential Bonus. The employees of the Company eligible to participate in the Plan (each, a “participant”) will be designated by the Company’s Chief Executive Officer or his/her designee (“Management”) each year (each, a “bonus year”), except that the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors shall designate those participants eligible to participate in the Plan whose bonuses will be intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). (Each participant so designated by the Committee is referred to herein as a “162(m) participant” where the context requires such designation). Each participant for a particular bonus year shall be eligible to receive a bonus under the Plan for that bonus year on the terms and conditions set forth herein (the “bonus opportunity”). The target bonus opportunity (the “target bonus”) for any such participant under the Plan that is not a 162(m) participant shall be established by Management and shall be expressed as a percentage of the participant’s annualized rate of base salary as in effect on December 31 of the bonus year (or, in the case of a participant who commences employment during the bonus year or has a leave of absence during the year, the participant’s aggregate base salary earned during the bonus year). For 162(m) participants, the Committee may establish a target bonus for any such participant and in all events shall structure such participant’s bonus opportunity in a manner intended to comply with Section 162(m) (including, without limitation, establishing the maximum amount of the bonus that may be payable to the 162(m) participant pursuant to the bonus opportunity). The amount of the bonus (if any) that is actually paid to the participant will depend upon the achievement of Company and individual performance goals established for the bonus year.

Company Performance and Bonus Pool. Company performance will be used to establish the amount of the “Bonus Pool” for the bonus year. Company performance will be measured based on any one or more of the following business criteria: Accounts/Receivable days sales outstanding (DSO), Accounts Payable days payable outstanding (DPO), debt, debt to EBITDA, EBIT, EBITDA, EPS, EVA, expense reduction, free cash flow, gross margin, interest coverage, inventory, inventory turns, net earnings, operating cash flow, operating income, pre-tax margin, return on assets, return on capital/return on invested capital, return on equity, sales/revenue, stock price appreciation, and working capital improvement (as such terms are defined in the 2007 Plan), in each case relative to a preestablished targeted level or levels, on an absolute or relative basis or ratio with other performance-based business criteria, either as reported currency or constant currency, pre-tax or after-tax, before or after special charges, for the Company on a consolidated basis or for one or more subsidiaries, segments, divisions or business units, or any combination of the foregoing. The specific performance criteria used to measure Company performance for the bonus year and the relative weightings to be assigned to each such criterion will be established by Management or the Committee, as applicable. Management or the Committee, as applicable, may also determine, in its sole discretion, that the Bonus Pool for a bonus year will be funded at an amount in excess of 100% of the target bonuses for the bonus year if the performance targets for one or more of the business criteria used to measure Company performance exceed the preestablished goals for that bonus year. Notwithstanding anything contained herein to the contrary, the specific performance goals in respect of bonuses intended to qualify as performance-based compensation payable with respect to 162(m) participants must be approved by the Committee in advance of any applicable deadlines under Section 162(m) and while the performance relating to those goals remains substantially uncertain within the meaning thereof. The Bonus Pool represents the maximum amount of bonuses that will be paid out under the Plan for a bonus year. Separate Bonus Pools may be established - one with respect to the Plan generally and one or more with respect to a 162(m) participant or participants. The bonus or bonuses payable to the 162(m) participants may reduce the amount of the Bonus Pool established for the Plan generally, but in no event will the Bonus Pool established for the Plan generally or any allocation or payment of a bonus under such Bonus Pool impact the bonus for any 162(m) participant in any manner not consistent under Treas. Reg. 1.162-27 with the intent that such 162(m) participant’s bonus qualify as performance-based compensation thereunder.

Individual Performance and Bonus Amount. A participant’s individual performance will be determined by Management or the Committee, as applicable, based on the participant’s contributions and achievement of performance goals during the bonus year. The participant’s bonus amount may be increased or decreased based on the participant’s individual performance. Management or the Committee, as applicable, may establish guidelines for adjusting bonuses based on individual performance. With respect to 162(m) participants, the Committee may reduce (but not increase) the bonus otherwise payable to each 162(m) participant. For purposes of clarity, if the Committee reduces the amount of any bonus payable hereunder, it may not allocate the amount of such reduction to bonuses payable to 162(m) participants.

Payment Terms

Award Payment and Timing. Bonuses shall be paid not later than two and one-half months after the end of the applicable bonus year. Bonuses may be paid in cash, shares of the Company’s common stock or a combination of cash and stock, as determined by Management or the Committee, as applicable, in its sole discretion. In the event of any stock payment and subject to adjustment pursuant to Section 7.2 of the 2007 Plan (adjustments for stock splits and similar changes in capitalization), the number of shares to be delivered to the participant shall equal (1) the portion (expressed as a cash amount) of the participant’s bonus to be paid in the form of Company common stock, divided by (2) the fair market value (as such term is defined in the 2007 Plan) of a share of Company common stock on the payment date, and rounded down to the nearest whole share (with any fractional share amount to be disregarded). Any shares of Company common stock issued in payment of bonuses under the Plan shall be charged against the applicable share limits of the 2007 Plan. With respect to 162(m) participants, no payment shall be made with respect to the Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount of any such bonus has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance condition(s) were, in fact, satisfied at the applicable level(s).

Recoupment of Bonuses. Notwithstanding any other provision herein, bonuses paid under the Plan shall be subject to recoupment by the Company pursuant to the Beckman Coulter, Inc. Policy on Recoupment of Compensation.

Other Rules

Termination of Employment Rules. A participant must be continuously employed by the Company or one of its affiliates or subsidiaries through December 31 of the bonus year in order to be eligible to receive a bonus under the Plan (subject to the achievement of the applicable performance measures) for that bonus year. A participant will have no right to a Plan bonus (or any partial bonus) with respect to a bonus year if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to December 31 of that year, provided, however, that Management or the Committee (or their respective designees), as applicable, may, in its sole discretion, provide for payment of a partial bonus to a participant who retires (as determined under the provisions of the Company’s retirement plans) during the bonus year.

No Assignment. The rights, if any, of a participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

Taxation. Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings and any other authorized deductions. Without limiting the generality of the preceding sentence, in the event any bonus is paid in a combination of cash and Company common stock, the Company may reduce the amount of cash otherwise payable by the amount of such tax withholdings and any other authorized deductions on the total amount otherwise payable (including any portion to be paid in Company common stock).

Amendment. Management or the Committee, as applicable, reserves the right to amend and/or terminate the Plan at any time and in any manner, with or without notice; provided, however, that the consent of a participant will be required to the extent such amendment or termination materially and adversely affects the participant’s rights under the Plan as to any bonus year(s) commencing prior to such amendment. Adjustments pursuant to the “Adjustments” section below shall not require participant consent. No amendment shall be binding upon the Company unless approved by Management or the Committee, as applicable, and set forth in writing. Notwithstanding the foregoing, no amendment may be effective without the approval of the Board of Directors and/or shareholder if such approval is necessary to comply with the applicable rules of Section 162(m).

No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment. Nothing contained in the Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. The Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.

Administration. With respect to bonuses granted under the Plan payable to 162(m) participants, the Plan shall be administered by the Committee, which shall consist of two or more “outside directors” within the meaning of Section 162(m). As to all other participants under the Plan, Management (or its designee) shall administer the Plan. Management or the Committee, as applicable, shall establish the eligibility criteria for the Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Plan and, subject to the express limitations of the Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. Management or the Committee, as applicable, shall have the authority to construe and interpret the Plan and any agreement or other document relating to the Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Code Section 162(m). It is intended that any amounts payable under the Plan with respect to 162(m) participants will qualify as performance-based compensation or will otherwise be exempt from the deductibility limitations under Section 162(m) and any applicable regulations thereunder. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

Code Section 409A. It is intended that any amounts payable under the Plan and the Company’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A so as not to subject any participant to payment of any interest or additional tax imposed under Section 409A. The provisions of the Plan shall be construed consistent with this intent.

Adjustments. Management or the Committee, as applicable, may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances. Notwithstanding the foregoing, the Committee will not make any change or adjustment under the Plan to the extent it would cause bonuses granted under the Plan to 162(m) participants to cease to qualify as performance-based compensation within the meaning of Section 162(m).

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